Milliman Variable Insurance Trust N-1A/A

Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated November 30, 2021, relating to the financial statements of Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jul (I) and Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jul (I), each a series of Milliman Variable Insurance Trust, as of September 24, 2021, and to all references to our firm included in or made a part of the Pre-Effective Amendment under the Securities Act of 1933 and Amendment under the Investment Company Act of 1940 to the Milliman Variable Insurance Trust Registration Statement on Form N-1A.

/s/ Cohen & Company

COHEN & COMPANY, LTD.

Cleveland, Ohio

November 30, 2021